EXHIBIT 10.2

The “Statement of Work” (SOW) is part of the “Consulting Agreement” document where all global contractual terms & conditions — which are common for each project with this subcontractor — are determined. The Statement of Work is determining all project specific items.

Statement of Work contract for IPSX-Software-Development – Phase II entered under
the Software Support Outsourcing Agreement 001

Between

Cosine Communications, Inc Delaware Corporation organised under the laws of USA, having its registered office at 1200 Bridge Parkway, CA 94065, herein represented by Sachin Desai, Director, Engineering

And

Wipro Limited, a company organised under the laws of India, having its registered office Dodda Kannelli, Sarjapur Road, Bangalore.

Where as on May 30th 2003 CoSine Communications Inc (“CoSine”) and Wipro Limited

(“Wipro”) have entered into a Software Support Outsourcing Agreement (“Agreement”), where as under this Agreement, CoSine Communications and Wipro are willing to conclude a Statement of Work contract, for the execution of a project to be performed by Wipro, and the results of which have to be delivered to CoSine Communications. It has been agreed that Wipro will perform the project described below.

TABLE OF CONTENTS

1. INTRODUCTION	1
1.1 Product Description	1
1.2 Acronyms and naming conventions	2
1.2.1 Abbreviations	2
1.3 Contact persons	3
1.4 References	3
2. Project Description	4
2.1 Requirement References	4
2.2 Activity descriptions, deliverables and planning	4
2.2.1 Activities	4
2.2.2 Training	4
2.2.3 CoSine Deliverables	4
2.2.4 Wipro Deliverables	5
2.3 Resources	5
2.3.1 Wipro provided Resources	5
2.3.2 CoSine provided Resources	5
2.3.3 Additional resources to be provided by CoSine	5
2.3.4 Project Environment (to be provided by COSINE)	6
3. PROGRAM MANAGEMENT	6
3.1 Project Organisation	6
3.2 Reporting and monitoring	6
3.3 Customer escalation management	7
3.4 Patch fixes / Patch release management	7
3.5 Testing processes	7
3.6 Risk management	7
3.7 Best efforts	7
3.8 Escalation Management	7
4. FINANCIAL CONDITIONS	8
4.1 Payment plan	8
5. INTELLECTUAL PROPERTY	10
6. Others	10
7. SIGN-OFF PAGE	11

1. INTRODUCTION

From the edge of the Service Provider network, CoSine’s IPSX Service Processing Switches deliver scalable customized IP services that generate new revenue streams while minimizing capital and operational costs.

CoSine’s IPSX Family marries switching, routing and computing capabilities with a flexible operating system to deliver scalable customized IP services at multi gigabit line rates from the edge of a Service Provider’s (SP’s) network.

The IPSX Family includes two switches: the 26-slot IPSX 9500 Service Processing Switch and the 8-slot IPSX 3500 Service Processing Switch. Both IPSX switches can be configured with any combination of CoSine’s dual-slot IP Service Generators (IPSGs) to deliver CoSine’s full IP Services Suite from Virtual Private Networks (VPNs) and firewall to URL filtering and Network Address Translation (NAT).

CoSine has been working with Wipro since June 2003, where Wipro is contributing to the sustenance and enhancement of IPSX software. Refer SoW version 1.1.

This statement of work (SOW) describes the details of ownership of TAC and QA activities of IPSX 3500 & IPSX 9500 from Oct 2004- Dec 2005. There will be a team of 6 people dedicated for TAC/QA activities during this period. From July –Dec of 2005 6 people from the existing engineering team will move to the TAC/QA team, making 12 team members between July 2005 – Dec 2005. The engineering support between Oct 04 – June 05 is covered as a part of the earlier SOW signed between Cosine and Wipro dated June 2004.

The scope of the project involves handling of TAC (24*7) and QA activities of releases which are currently deployed in the field including bond, pasta and saboo. TAC activities include – handling of customer calls/queries, reporting technical problems, reproducing technical problems, releasing fixes/patch builds to customers & RMA activities support. CoSine would be responsible for the actual hardware (blades, cards etc.) deployment to the customers. QA activities include – preparing test plans, black box testing of IPSX software for patch releases to customers, reporting technical problems and verifying fixes in the patch releases.

Hardware support activities are out of scope of CIDC & would continue to be handled by Cosine staff. Wipro would not be responsible for any failure of deliverables to the customers due to failure of hardware support. The migration support of customers from IPSX to other platforms is also out of scope CIDC. The customer reported problems in the following areas would not be handled by CIDC.

•	Drivers

•	All Hardware related support

•	HTTP proxy

•	Microcode

•	PFE

•	Safenet software & CoSine VPN client

•	Ingage CoSine Invision Software

Product Description

IPSX software can be classified into different domains.

•	IPNOS-This is an OS infrastructure used by above modules. IPNOS provides infrastructure for distributed processing.

•	Layer 2 – This includes support for various layer 2 technologies viz. ATM, Frame Relay, PPP, L2TP, PPTP, PPPoE, PPPoEOATM. Layer 2 modules include support for Bandwidth Manager, Radius client, DS3 port mapping and virtual bridging.

•	Layer 3- This includes IP routing – RIP, ISIS, OSPF, BGP, MPLS Control – RSVP, LDP, IP/MPLS forwarding, L3 VPN, SPF/NAT, Firewall

•	Security – This includes IKE, IPSec

•	CLI and SNMP- The scope is OLD CLI and NEW CLI

•	Invision- Used to configure the physical elements on the network, including IPSX switches, service blades and IPSG Service Generators and to configure the service elements that make up the IP service for each subscriber network.

Currently different software releases are in the field.

Major releases for maintenance are

•	Bond

•	Pasta

•	Saboo

Bond and Pasta are very widely deployed release in the field. Saboo is relatively new version, which is not yet widely deployed in the field.

Acronyms and naming conventions

Abbreviations

AMC	Annual Maintenance Contract

BDM	Business Development Manager

CIDC	CoSine India Development Centre

CQ	ClearQuest

ERD	Engineering Requirement Document

IPSG	IP Service Generator

IPSM	IP Service Management blade

PL	Project Leader (Team Leader)

PM	Project Manager

QA	Quality Assurance

RWC	Redwood City (USA) – CoSine office

TAC	Technical Assistance Centre

Veloci Q	Quality Systems Manual (Wipro)

Contact persons

CoSine

Sachin Desai
Director — Engineering
Tel: ++1 650-637-2458
Email: sachin.desai@cosincom.com

WIPRO

Ramadurai Ramalingam.
Technical Manager
Tel: ++91/80/51195880
E-Mail: ramadurai.ram@wipro.com

Shivaji Hogale
Project Manager
Tel: ++++91/80/28520408 ext-81017
E-mail: shivaji.hogale@wipro.com

Timothy Burke
Senior Business Manager
Tel: +1 408-655-9316
E-mail: timothy.burke@wipro.com

References

1.	Software Support Outsourcing agreement between CoSine and Wipro dated 30th May 2003.

2.	OT SOW between CoSine and Wipro dated 30th July 2003

3.	Addendum to the Statement of Work contract for CoSine entered under the Consulting Agreement

4.	SoW between CoSine and Wipro in June 2004 version 1.1

Project Description

Requirement References

Customer escalations would be recorded using bug tracking system & this would form input for TAC, QA & sustenance activities. This includes records for defects found at end-customer site and defects found in CoSine TAC/QA lab during patch release testing.

Activity descriptions, deliverables and planning

Activities

In general following activities are indicated. Wipro shall contribute towards

Phase	Activities	Remarks
TAC	Handling customer issues	Handling customer issues/queries reported by phone or email, 24x7 includes:

- logging the issues/updates/analysis in a “trouble ticketing” system/db

- providing troubleshooting commands/scripts/strategies or workarounds to customers

- providing regular updates to customers

- reproducing technical problems

- verifying and releasing fixes/patches to customers including writing releases notes and analysis documents

QA	Testing	Preparing test plans, black box testing of IPSX software for patch releases to customers, reporting technical problems and verifying fixes in the patch releases

CM / IS team	Build responsibilities	CM team would be responsible for building patch releases.

Training

CoSine should provide adequate training for TAC & QA team members in all the areas to TAC & QA activities self dependent & fully operational at CIDC. Any other new training requirements, if any, will be decided after mutual discussions. Wipro shall not be responsible for any non performance arising due to lack of training from Cosine to Wipro.

CoSine Deliverables

•	Infrastructure required for TAC & QA operations including IPSX switches, third party hardware/Software tools & equipments for building, testing & bug tracking of patch release to the customers

•	Licenses & AMC for software / hardware, third party tools to be used in CIDC & RWC. The cost towards hardware / software licenses would be borne by CoSine

•	Training on TAC, QA & Sustenance activities

•	TOI for CIDC engineering team ( IPSec client, MPLS VPNs, SPF, NAT, Firewall & other untouched features)

•	Hardware builds & test environment support for CIDC operations from CoSine end

•	Transferring & ensuring build & test environment to CIDC is fully operational

•	Transferring & ensuring build & test environment to CIDC is fully operational

•	Additional requirements that are mutually agreed upon

Wipro Deliverables

•	Handling customer issues / queries pertaining to software releases made to the customer.

•	Testing of patch releases to be given to the customer

•	As this contract is between CoSine & Wipro, Wipro will not be responsible for any SLA issues that may arise with CoSine end customers (service providers).

•	All bug fixes will be done on a best effort basis and Wipro would not have any committed SLAs as a part of this program

•	Handling customer issues/queries as per the activities listed in section 2.2.1

•	RMA activities support

Resources

Wipro provided Resources

Resource	Description	Availability
Human	Six member TAC & QA team. One consultant on ClearCase for three months( 3 months Offshore)	Available

Office setup	Office space and desktop PCs for each team member	Available

Lab	Air Conditioned Lab space	Additional Lab planning for TAC & QA operations to be done.

VPN Setup	Wipro will provide the Cosine ODC access to Cosine engineer. Cosine is OK with employees to access the ODC network remotely given that the Cosine IP can be misused as this is being access from out side of the Wipro or Cosine office premise	CoSine Hardware engineer can access CoSine ODC (CIDC) network from Wipro Mountain view office in US. Seating space will be charged to Cosine

CoSine provided Resources

As part of the existing cooperation, Cosine has provided the required infrastructure to carry out the sustenance activities. Wipro would ensure that the resources would be optimally used and shared for TAC/QA activities on need basis. The additional resources specific for the successful execution of TAC/QA activities is provided in the subsequent section.

Additional resources to be provided by CoSine

Additional resources required in future can be discussed & mutually agreed upon.

Cosine is also responsible for providing licenses & AMC for software / hardware, third part tools to be used in CIDC & RWC

Project Environment (to be provided by COSINE)

QA Environment

IPSX Switches
Third party Hardware/Software Tools & Test equipments.
IPNOS software:
Invision Software;
Systems for execution of tests.

TAC Environment

IPSX Switches
Third party routers and switches
Bug tracking system
Call centre.

PROGRAM MANAGEMENT	Project Organisation

Reporting and monitoring

The PM and CIDC manager will monitor the project on a continuous basis and provide a Project Status report to CoSine once a week. There will be a weekly teleconference (if required) call to clarify any issues reported in status report or otherwise. The status report will summarise the following details:

•	Bug handling report

•	Any issues or risks requiring attention of CoSine

Any changes in the status report shall be mutually agreed.

Customer escalation management

TAC team would be responsible for handling customer escalation. Cosine representative may be involved as when required. The priority of all the bugs would be decided by TAC lead based on customer requirements.

Patch fixes / Patch release management

TAC team lead would be responsible for delivering patch fixes to the customer.

Testing processes

QA lead would define the schedule for testing of patch releases. QA team would follow the existing QA processes.

Risk management

Any risks which will be identified as a part of this project will be jointly reviewed and agreed by both Wipro and CoSine.

Best efforts

Wipro acknowledges and understands that Client’s end customers are dependent upon Wipro to provide the services outlines in Section 2.2. Wipro and CoSine agree to work together in good faith and to use best efforts to ensure that the services are provided in conformance with this project plan. In the event that CoSine’s end customers request to contract with Wipro directly for support services described herein, CoSine’s and Wipro will meet and discuss whether such requests can be accommodated. Any accommodation must be approved by both parties. Cosine has communicated to its end customers that there will not be an escalation point provided from Cosine in this SOW, and that best efforts will be made from Wipro without the support of Cosine representation.

Escalation Management

This section defines the escalation process to be followed both by the CIDC team and CoSine in case of need. If there is a need for onsite travel by a Wipro engineer to the end customer location, it will be discussed and agreed with on between Wipro and end customer. The cost for this onsite travel would be paid for in advance by the end customer. For any query from customers of CoSine, following is the escalation path.

Escalation	Name	Role	E-Mail/Contact
Level 0	Santosh Jha	TAC Lead	Santosh.jha@wipro.com Wipro Technologies, Electronics city, Bangalore-560100 (Mobile number:9845689924)

Level 1	Shivaji Hogale	Project Manager	Shivaji.hogale@wipro.com Wipro Technologies, Electronics city, Bangalore-560100 (Mobile number:9845854309)

Level 2	Ramadurai Ram	Technical Manager	Ramdurai.ram@wipro.com Wipro Technologies, Electronics city, Bangalore-560100 (Mobile number:9845162668)

Level 3	Davis chackunny	Group Head	Davis.chackunny@wipro.com Wipro Technologies, Electronics city, Bangalore-560100 (Mobile number:9845027246)

Level 4	Subbu Pochinappeddi	Vice President	Subbu.pochinapeddi@wipro.com Tel: 91-80-5732631

Level 5- A representative will be made available from Cosine on an as needed basis.

FINANCIAL CONDITIONS

Payment plan

Project Cost:

The total cost of the project is for the duration 1st October 2004 – 31st December 2005 is USD 1087884 excluding AMC, Lab expansion charges & billing for existing 23 people from sustenance team till June 2005 .

Entire Expenses for setting up TAC / QA operations & infrastructure would be borne by Cosine.

The projected costs includes the following costs

•	Manpower cost for TAC/QA support for 6 people from Oct 2004 – Dec 2005

•	Manpower cost for a 6 people sustenance team from July 2005- Dec 2005. The manpower cost for the 23 people sustenance team between Oct2004-June2005 is covered as part of the Sustenance SOW

•	Lab expansion cost

•	Infrastructure costs for TAC and QA support

The project cost break is given below:

Monthly Recurring cost:

Offshore Services	777150
TOTAL — USD	777150

Single Time Infrastructure investment cost:

AMC for the servers	10000
Lab Expansion for TAC & QA support including Cisco switch, benches, racks/ Codex shipment	20400
Lab running cost(5% of Lab expansion cost)	1020
TAC- PBX, equipments setup & outgoing call expenses	38700
Expenses on additional Dell dimension machines (#20) purchase	26000
Expenses on additional Sun server machines(pSOS Build servers server) (#2) purchase	30000
Backup tapes & Hard drive	3300
TOTAL — USD	129420

Total project Cost:

Offshore Services	777150
AMC for the servers	10000
Lab Expansion for TAC & QA support including cisco switch, benches, racks/ Codex shipment	20400
–Lab running cost(5% of Lab expansion cost)	1020
TAC- PBX, equipments setup & outgoing call expenses	38700
Expenses on additional Dell dimension machines (#20) purchase	26000
Expenses on additional Sun server machines(pSOS Build servers server) (#2) purchase	30000
Backup tapes & Hard drive	3300
TOTAL — USD	906570

Note1: The TAC & QA people will be billed 1.5 times the normal billing rate.

Note2: Outgoing call made by TAC / QA team will be charged on actual. Outgoing call would be approximately around 2000 USD per month.

Note3: AMC for all additional servers will be charged once all the servers are setup.

Note 4: The existing SOW and this TAC/QA SOW invoices will be combined and submitted quarterly starting Oct 2004.

     Assumption. Expenses mentioned in that above table are based on the information/requirements available as on date. It may vary based on future additional requirements. Once the project value as mentioned in the SOW is exhausted, Wipro shall further provide any services only upon receipt of approval for increased value from Cosine.

     Contingency:

It is envisaged that there could be additional expenditure to reasons beyond the control of Wipro. These expenditures shall be discussed and mutually agreed upon prior to their incurrence. These expenditures have a bearing on the project cost, if and when they occur. Hence, a contingency amount (20%) may be required if such additional expenditures are encountered. This is estimated to be USD 181314. The total cost of the project including contingency is USD 1087884. The break-up is given in the table below:

Contingency	181314 USD
Total Project Cost (with contingency)	1087884 USD

     The parties agree that the contingency balance shall be separately maintained and treated as a deposit, and any expenditure that is applied against the contingency shall be mutually agreed upon between the parties. At the end of the project term, any unused portion of the contingency shall be promptly refunded in full to Client.

The Client acknowledges and agrees that the services fees for the services in excess of the estimated workload for the project (estimated workload is understood to be approximately forty-five (45) hours per person assigned to the project per week)shall be calculated on the basis of the following rates:

USD 4100 (Till December 2004) & USD 4500 (from Jan 2005 to Dec 2005) for software engineer per month for services performed out of India. For services to be performed in USA for the software engineer per month would be USD 10,000 and 2000 USD per travel towards travel fare & Visa fees.

WIPRO will begin billing Cosine in October 2004, quarterly for both the existing SOW and this TAC/QA SOW through December of 2005. The combined invoice will be payable within in Net 15 days. Wipro acknowledges that the above represents payment in advance by CoSine for services to be rendered by Wipro during a specified service term. CoSine shall be entitled to a pro rata refund of any unearned service fees from Wipro for any portion of the paid-up service term during which Wipro does not actually provide the services. Any non receipt of payment will be treated as a breach and Wipro has an option to terminate immediately without any notice on the happening of such an event. In any case of conflict between parties, this SOW will govern the agreement between Wipro and Cosine.

     TAC / QA People Resource Plan:

	Oct 04	Nov 04	Dec 04	Jan 05	Feb 05	Mar 05	Apr 05	May 05	Jun 05	Jul 05	Aug 05	Sep 05	Oct 05	Nov 05	Dec 05	Total
Offshore	7	7	7	6	6	6	6	6	6	6	6	6	6	6	6	93
Onsite	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0

     CIDC Engineering People Resource Plan:

	Jul 05	Aug 05	Sep 05	Oct 05	Nov 05	Dec 05	Total
Offshore	6	6	6	6	6	6	36
Onsite	0	0	0	0	0	0	0

     INTELLECTUAL PROPERTY

All developed modules are the Intellectual Property of CoSine

     Others

Wipro shall be only obligated to provide services under this SOW upon the following:

a)	Completion of Effective training and knowledge transfer from Cosine and Wipro.

b)	Set up of the Lab at Wipro premises by Cosine.

c)	Cosine ensuring that Cosine’s equipments are properly functioning and adequately maintained.

d)	Any instructions /information requested by Wipro are processed and confirmed by dedicated personnel from Cosine.

     SIGN-OFF PAGE

In witness whereof, the parties have caused this Statement of Work to be executed by their duly authorised representatives, and entered into as of the effective date set forth upon final execution by the last signatory hereto,

Wipro Limited	CoSine Communications

By: /s/ Tim Burke	By: /s/ Terry Gibson
Senior Business Manager	CFO
October 15, 2004	October 14, 2004